C3 Capital, Limited

And

Gao Zhigang

In matter of

Xinjiang Ehe Mining and Metallurgy Co., Ltd.

Enter Into

Equity Interest Transfer Contract

August, 2008

Contents

Chapter I	Definitions of the Contract	4

Chapter II	Object Equity Interest	6

Chapter III	Price of Equity Interest Transfer	6

Chapter IV	Capital Increase	7

Chapter V	Approval and Checking	8

Chapter VI	Assumption of Debts of Object Company	10

Chapter VII	Employees	11

Chapter VIII	Rights, Obligations and Guarantees of Party B	11

Chapter IX	Rights, Obligations and Guarantees of Party A	13

Chapter X	Performance, Wind-up and Termination	14

Chapter XI	Representations and Statements of Party B	15

Chapter XII	Representations and Statements of Party A	17

Chapter XIII	Confidentiality	17

Chapter XIV	Liability for Breach of Contract	18

Chapter XV	Force Majeure	20

Chapter XVI	Disputes Settlement	20

Chapter XVII	Applicable Law	21

Chapter XIX	Miscellaneous	21

Equity Interest Transfer Contract

The equity interest transfer contract (hereinafter referred to as “Contract”) is made and entered by and among:

Party A: C3 Capital Limted, a company registered and established under the BVI Business Companies Companies Act 2004 and incorporated on October 25th 2007, its registration number is 1439706.

Party B: Gao Zhigang, the citizen of People’s Republic of China, ID No. 130721197009125215; his domicile is Renmin Street No. 138, Nanguan District, Changchun Province.

WHEREAS:

1.
Xinjiang Ehe Mining and Metallurgy Co., Ltd (the “Object Company”) was established on August 7th, 2007. It plans to construct the project of 40,000 tons green silicon carbide (the “Carborundum Project”) in Aletai Area of Xinjiang Uygur Autonomous Region. The procedures of project proposal, environmental protection, land use, resources use, planning, etc is being conducted, and construction has not yet been started.

2.
The registered capital for the Object Company is RMB 1 million. The shareholder is Party B and Changchun Masite Industry Co., Ltd (the “Changchun Maisite Company”), and Party B holds 90% of the equity interest.

3.
Party B plans to transfer to Party A all its holding shares of the Object Company (“the Object Equity Interest”). Party A intends to accept the equity interest. After Party A completes the transfer of equity interest, the Object Company will become Chinese-foreign joint venture.

According to the principle of equality and mutual benefit and through friendly consultation, Party A and Party B agree on the following terms and conditions in accordance with, the Contract Law of the People’s Republic of China, and other applicable Chinese laws and regulations. The parties will abide by and fulfill the Contract in good faith.

Chapter I Definitions of the Contract

Article 1  Definition

The terms hereinafter used in the Contract shall have the meanings set forth as follows:

1.1
“Industrial and commercial administration” (AIC) means the industrial and commercial administration of People’s Republic of China which performs the job of business registration and issues business license.

1.2
“Department of Commerce” means Ministry of Commerce of People’s Republic of China, or so far as the examination and approval is concerned, the local department of commerce with competent power of examination and approval.

1.3	“Development and Reform Department” means national Development and Reform Committee and local Development and Reform Committee of different levels.

1.4	“Foreign Exchange Administration” means the State Administration of Foreign Exchange and local foreign exchange administrations at all levels.

1.5
“Examination and Approval Authority” means the relevant Chinese governmental departments having authority defined by relevant Chinese laws, regulations, regulatory rules and policies to examine and approve the Contract, the equity interest transfer and the capital increase, including but not limited to Ministry of Commerce (MOC), National Development and Reform Commission (NDRC), State Administration of Foreign Exchange (SAFE), Industrial and Commercial Administration (AIC), etc.

1.6	“Capital Increase” means, after Party A accepts the equity interests of the Object Company from Party B, Party A puts additional registration capital into the Object company.

1.7
“Closing date” means the date on which the Object Equity Interest Transfer has performed the formality of alteration registration with the industrial and commercial administration, subject to the date on which the industrial and commercial administration has performed examination and approval procedure and issued new business license to the Object Company.

1.8	“New Business License” means the new business license issued by the industrial and commercial administration to the Object Company after completion of the Equity Interest Transfer.

1.9
“Disclosed Information” means the related materials, explanation, statement and other information disclosed or made by Party B to Party A or its designated intermediaries during Party A’s due diligence investigation of the object company, the Carborundum project and the object equity interest; or the information disclosed by the Party B to Party A in relation to the object company, the Carborundum project and the object equity interest.

1.10	“Employees” mean all personnel who work in the Object Company and have employment relations with or de facto employment relations with the Object Company by the date the contract is executed.

1.11	“Encumbrance” shall mean any mortgage, pledge, other security interest, assignment, lien, charge, option, trust interest, pre-emptive right, lease and any other restrictions or conditions.

1.12
“Force Majeure” means the special events such as earthquake, typhoon, flood disaster, fire disaster, war, political disturbance, etc., or the events defined by Chinese laws and regulations as Force Majeure.

1.13	“PRC” or “China” means the People’s Republic of China, and insofar as the Contract is concerned, shall exclude Hong Kong, Taiwan and Macau.

1.14	“Tax” means the state or local taxes defined by Chinese laws and regulations, including relevant interest, fine or any other burden imposed by any government authorities in relation to such taxes.

Chapter II Object Equity Interest

Article 2
According to the provision of this Contract, Party B shall sell to Party A their respective equity interests of the Object Company (the Object Equity Interest) and all the related rights and interests in a way free of any encumbrance. Party A shall pay the equity interest transfer price.

Article 3	Party B guarantees that other shareholders of the Object Company agrees to waive their preemption right on the Object Equity Interest.

Article 4	After the transfer of the equity interest is completed as per the Contract, Party A will hold 90% equity interest of the Object Company.

Chapter III Price of Equity Interest Transfer

Article 5
The price of the equity interest transfer will be based on the evaluation of the object equity interest by the assets evaluation agency. The two parties confirm that the price of the equity interest transfer is US dollars of equal value of RMB 0.9 Million Yuan (“equity interest transfer price”).

Article 6
Party A shall fulfill the payment obligation of equity interest price by the closing date. If Party A makes the payment through foreign exchange, the procedures legally required for payment shall be performed.

Article 7	Each payment of the equity interest transfer shall be conditioned on the satisfaction of the following:

7.1
The equity interest transfer have been examined and approved by all examination and approval authorities. Party A and Party B have duly opened accounts used to pay and receive the price of the equity interest.

7.2	Party A has completed the Due Diligence investigation. All the issues which have been pointed out by Party A have been solved in a way accepted by Party A.

7.3	The representations and statements made by Party B in the Contract are true and correct.

Article 8
The Contractual parties shall bear their respective payable taxes arising from the revenue or activity under the Contract according to the relevant laws, administrative regulations, rules and normative documents.

Article 9
Party B shall issue formal and valid receipt and invoice to Party A immediately after receiving each equity interest transfer payment from Party A. Within 5 (five) days after receiving the equity interest transfer payment, Party B shall go to the local foreign exchange administration and conduct the registration for receiving foreign exchange from foreign investor for the Equity Interest Transfer, it shall procure a corresponding certificate which is to be provided to Party A.

Chapter IV Capital Increase

Article 10	Capital Increase Arrangement

After the transfer of the Object Equity Interest, Party A shall increase the capital investment of the Object Company. The amount of capital increased by Party A shall be fixed by Party A, Party B and their shareholders according to the construction process of the Carborundum project and fund demand

Article 11	The precondition for payment of increased capital

11.1	The Equity Interest Transfer has been approved by the examination and approval authorities and the Object Company has obtained Approval Certificate for Foreign Invested Enterprise.

11.2	The statements and guarantees made by Party B in this contract are all authentic and correct.

11.3	The investment scale, construction process, operation plan etc have been accepted by Party A.

11.4
Party A has acquired the position as shareholder of the Object Company and has enjoyed the shareholder’s rights according to its holding of 90% shares. The approval and handover of the Object Company has been completed successfully.

11.5
The approval procedures including the project approval, environmental protection, land use, resources utilization, safety manufacture and planning required for the construction and operation of the Carborundum Project have been performed and the project construction can be started legally.

11.6
The loan of RMB 0.9 Million Yuan which Party B borrowed from the Object Company on April 16th 2008 has been fully paid off by Party B to the Object Company. In addition, the payment has been approved by Party A.

Article 12	The increased capital shall be for the purpose of Carborundum Project construction.

Chapter V Approval and Checking

Article 13
After the execution of this Contract, Party A and Party B shall confirm the date for application to authorities for examination and approval. If this equity interest transfer needs to be examined and verified by authorities of development and reform, environmental protection, land etc, this Contract shall be submitted to all these authorities for approval.

Article 14
Upon the approval of the equity interest transfer by the examination and approval authorities, Party A and Party B shall cooperate and immediately perform procedures relating to the industrial and commercial alteration registration for the object equity interest transfer.

Article 15	Checking

15.1
Party B promises that, after the execution of this Contract, all assets or any documents (including electronic data and written materials) of the Object Company shall be kept in full and safe condition and the checking procedure shall be conducted.

15.2
Upon the approval of the equity interest transfer by the examination and approval authorities, Party A and Party B shall form a check team and work together to do the checking work relating to the Object Company.

15.3	The object of checking includes but not limited to:

(1)	All the official seals, financial seals and contract seals, etc of the Object Company;

(2)	All certificates and licenses of the Object Company;

(3)	The assets of the Object Company;

(4)	The financial books and the accounting records of the Object Company;

(5)
All documents on the archives of the Carborundum Project (including but not limited to the project application, feasibility study report, preliminary design report, engineering drawings, equipment drawings, all competent authorities’ replies, permits, record-keeping or acceptance documents relating to the Carborundum Project);

(6)
All contracts for which the Object Company is one party (including but not limited to Engineering Construction Contract, Equipment Purchase Contract and Installation Contract, Electricity Provision contract, Raw Materials Purchase Contract, Product Sales Contract and Loan Contracts) ;

(7)	Other checking items reasonably required by Party A.

15.4
The checking work shall be completed within seven days upon the approval of the equity interest transfer by the examination and approval authorities.The completion of the checking and handover work shall be confirmed by signatures of0 both parties’ representatives.

15.5	After the completion of the handover, the parties shall draw up detailed list of the handover items which shall be confirmed by representatives of both parties.

Chapter VI Assumption of Debts of Object Company

Article 16
Party B shall disclose to Party A all loans of the Object Company (including tax payable and administration cost). Party B shall provide Party A with detailed list of the foregoing debts (the list shall contain the amount of each debt, the debtor, the fulfillment period, the guarantee condition and the names of the documents related to the debts, etc.).

Article 17
It is the responsibility of Party B to pay off all debts owed by the Object Company before the closing date. Party B shall perform the payment obligation according to the deadline and the amount as agreed in the underlying documents of the paid-off debts. The conduct of payment shall be legal and valid.

Article 18
The debts owed by the Object Company before the closing date and undisclosed by Party B at the time of executing the Contract shall be borne by Party B. If Party A or the Object Company detects that the undisclosed debts do exist, Party A or the Object Company is entitled to ask Party B to immediately pay off or dispose of the debts.

Article 19
In respect of the debts owed by the Object Company before the closing date and agreed to be borne by Party B according to Article 17 and Article 18 of the Contract, if Party B does not pay off the debts or Party B does not bear the debts according to the Contract, thus causing a result that the related creditors make claims against the Object Company, the Object Company or Party A is entitled to seek compensation from Party B on the basis of this Contract. The scope of compensation includes the debts itself and all costs and expenses incurred by the Object Company or Party A in disposing of and settling the debts, including but not limited to litigation cost, arbitration fee, enforcement fee, attorney’s fee and traveling costs etc.

Chapter VII  Employees

Article 20
Within three days upon the approval ofthe equity interest transfer by the examination and approval authorities, Party B shall provide Party A with detailed list of employees and management staffs for the Object Company (including gender, age, term of labor contracts, remuneration standard, position, labor contracts series number and etc).

Article 21
If the Object Company suffers from loss resulting from being claimed by employees for the disputes arising before the delivery date between the Object Company and employees, Party A has the right to recover it from Party B.

Chapter VIII Rights, Obligations and Guarantees of Party B

In addition to the rights, obligations and guarantees of Party B as specified by other clauses of the Contract, Party B shall enjoy rights, bear obligations and provide guarantees as per the following provisions of this chapter:

Article22
Except as otherwise provided by this Contract, upon execution of the Contract, no act shall be performed which leads to or may lead to loss or damage of the assets, rights and interests of the Object Company.

Article23
Upon execution of the Contract, Party B shall not pledge, transfer or put into trusteeship its holding equity interest of the Object Company or do any other act which may affect Party A’s procurement of the object equity interest

Article24
Upon execution of the Contract, Party B guarantees that: it will operate and manage the Object Company in normal matter with duty of care of a kindhearted administrator, including but not limited to: (1) not to change the documents for establishing the Object Company; (2) not to change the financial policies of the Object Company; (3) when disposing of the assets, the credits and debts and other rights and obligations of the Object Company, Party B shall procure advance approval from Party A.

Article25	Party B shall be responsible for performing the examination, approval and filing procedures related to the equity interest transfer.

Article26	Party B shall timely complete the checking affairs specified in Chapter Five of the Contract.

Article27
Party B shall be responsible for the electricity use issue under the construction and operation of Carborundum Project. Party B shall make the Object Company sign preferential electricity supply contracts with electricity supply organization and the contracts shall be approved by Party B.

Article28
Party B shall be responsible for performing the approval procedures including the project application, environmental protection, land owenership, resources utilization, safety manufacture, planning, water intake permit, water and soil conservation required for the construction and operation of the Carborundum Project, so that the legal requirements for the project construction and operation can be met.

Article29	Party B shall make sure that the Object Company is able to obtain preferential and high quality raw materials for the construction and operation of the Carborundum Project.

Article30	Party B shall send timely written notice to Party A when Party B is in knowledge of any situation which may lead to failure in fulfilling all or part of the Contract.

Article31	Party B is entitled to receive the equity interest transfer price as per the Contract.

Chapter IX Rights, Obligations and Guarantees of Party A

In addition to Party A’s rights, obligations and guarantees specified by other clauses of the Contract, Party A shall enjoy rights, bear obligations and provide guarantees in accordance with the following provisions:

Article 32	Party A shall assist Party B to perform all approval procedures in relation to the equity interest transfer and promise to provide all necessary cooperation.

Article 33	Party A shall assist Party B to perform all industrial and commercial alteration registration procedures in relation to the equity interest transfer and promise to provide all necessary cooperation.

Article 34	Party A shall pay the equity interest transfer price to Party B as per the Contract and shall increase the registration capital of the Object Company as per the Contract.

Article 35	Party A shall give timely written notice to Party B when Party A is in knowledge of any situation which may lead to failure in fulfilling all or any part of the Contract.

Chapter X Performance, Wind-up and Termination

Article36	The parties shall perform their contractual obligations fully and completely as per the provisions of the Contract.

Article37
Party B and Party A shall work well together, give mutual cooperation, prepare all necessary application documents and complete all procedures relating to the equity interest transfer under the Contract, including but not limited to examination and approval, record filing, industrial and commercial registration. The costs and expenses occurred therefrom shall be borne evenly among the parties.

Article38
If there are any undisclosed facts or circumstances relating to the Object Company before the Contract is executed, which have material and adverse impact on the legal and normal operation of the Object Company after the closing date, Party A is entitled to terminate the Contract.

Article39	If Party A does not pay the equity transfer price or does not increase the capital according to this Contract, Party B has the right to terminate this Contract.

Article40
If Party A terminates the Contract as per Article 38 and Article 39 of the Contract, it shall give written termination notice to Party B and Party B shall bear the breach of contract liability as per the Contract.

Article41
If the equity interest transfer fail to be approved by the examination and approval authority and such failure is not caused by Party A or Party B, the Contract shall be automatically terminated and no parties to the Contract shall bear breach of contract liability.

Chapter XI Representations and Statements of Party B

As the substantial basis for Party A to execute the Contract, Party B represent and state that:

Article 42
Party B has full civil right capability and capacity for civil conduct to execute and fulfil the Contract and Party B has procured due authorization to execute and fulfill the Contract. Party B has been authorized to execute and perform this Contract.

Article 43	The registered capital of the Object Company has been fully paid as per related Chinese laws.

Article 44	Unless Chinese laws provide otherwise, the equity interest to be transferred by Party B to Party A does not bear any encumbrance preventing the transfer to Party A.

Article 45
The execution, delivery and fulfilment of the Contract by Party B, will not (1) violate any articles of association of the Object Company; (2) cause the Object Company, or Party B to violate any agreements, covenants, commitments or other documents; (3) violate any laws, administrative regulations, rules, normative documents, administrative replies or any judgments, awards, verdicts, orders or decrees, where the violation will have material adverse impact on the business, operation, assets or financial condition of the Object Company or Party B; or (4) result in the creation of (or the obligation to create) any encumbrance or restriction of any kind on any properties or equity interests of the Object Company.

Article 46
Except the disclosed information, there is no other circumstance affecting the legality and validity of the equity interest transfer and there is no circumstance affecting the legal interest of the Object Company. The copies of the materials provided by Party B or the Object Company to Party A or Party A appointed professional agencies are consistent with the original copies and the original copies are truly existent, legal and valid. There are no other credits, debts, restrictive rights, potential disputes, defects or flaws of the assets (including design and building defects or flaws) of the Object Company which are undisclosed to Party A.

Article 47	The Object Company has full ownership of the assets under its name. The assets are free of any encumbrance, mortgage, pledge or liens.

Article 48
By the date the Contract is executed, the Object Company does not have any pending litigation, arbitration, administrative penalty nor does the Object Company have any fact or issue which may lead to a dispute.

Article 49
The Object Company is in compliance with requirements of all Chinese laws in respect of environment protection, health and safety and does not have any harmful act which will entitle a third party to file a claim against the Object Company, demanding removal of the harm or obstacle or compensation for its loss.

Article 50
The Object Company has legally completed tax registration and has legally and sufficiently fulfilled its tax payment obligations before the closing date. The Object Company does not have any pending tax claim and is not threatened by any auditing or investigation.

Article 51
The Object Company after the closing date does not have any outstanding salaries, remuneration, housing accumulation fund, social insurance, employment compensation, employment injury compensation, nor does the Object Company have any labor disputes or potential issue which may lead to labor disputes.

Article 52
From the date the Contract is executed until the closing date, Party B will operate and manage the Object Company in normal manner. The operation, business and condition of the Object Company will not have any material and adverse change compared with the condition before the Contract is executed.

Chapter XII Representations and Statements of Party A

As the substantial basis for Party B to execute the Contract, Party A represent and state that:

Article 53	Party A has full civil right capability and capacity for civil conduct to execute and fulfil the Contract and has procured due authorization to execute and fulfil the Contract.

Article 54
After the Contract comes into effect, the Contract is legally binding upon Party A and is enforceable against Party A under relevant Chinese laws of bankruptcy, liquidation, reorganization, moratorium and other laws relating to the creditor’s rights and remedies.

Article 55
The execution and fulfilment of the Contract by Party A will not (1) cause Party A to violate any agreement, covenant, commitment or other document; (2) violate any laws, statutory laws, regulations, statutory rules or any judgments, injunctions, orders or decrees where the violation will have materially adverse impact on the business, operation, assets or financial condition of Party A.

Chapter XIII Confidentiality

Article 56	The party which receives the disclosed information as per the Contract, shall:

(1)	Keep the disclosed information confidential within five years upon execution of the Contract;

(2)
Except that the above materials and information are disclosed to the employees or consultants on need-to-know basis, any party to the Contract shall not disclose to any third party the above materials and information.

Article 57	the Provisions of Article 56 are not applicable to:

(1)
the information the receiving party has already known or the receiving party can prove the materials and information may be known through other legal channels before the disclosing party discloses the information to the receiving party,.

(2)	the materials and information obtained by the receiving party from any third Party who is not subject to any confidentiality obligations.

(3)	the materials and information which is required to bedisclosed as per provision of laws and regulations.

Chapter XIV Liability for Breach of Contract

Article 58
If Party A or Party B fails to obtain internal authorization to execute and fulfill the Contract, or, the execution and fulfillment of the Contract contradicts with or contravenes articles of association, government authorization or approval, or due to some reason one party shall take blame for, the Contract is invalidated, becomes impossible to be fulfilled or fully fulfilled, such party shall be deemed to have breached the Contract. The breaching party shall pay the abiding party 1% of the Equity Interest Transfer Price as penalty.

Article 59
If the significant issues related to Party A but not disclosed by Party A before this Contract is executed, fail the realization of this equity interest transfer, or Party A does not perform the capital increase obligation, then Party B is entitled to terminate this Contract. Party A shall return the equity interest of the Object Company transferred according to this Contract and shall also compensate Party B for the total losses resulted from the execution and performance of this Contract.

Article 60
If Party B, before this Contract is executed, has not disclosed the facts which may impact the legal existence of the Object Company and the Carborundum Project, thus the legal existence of the Object Company or the Carborundum Project is seriously impacted after the Equity Interest Transfer is completed, Party A is entitled to terminate this Contract and Party B shall immediately repay all payments received as per the Contract. Party B shall also compensate Party A for the total losses resulted from the execution and performance of this Contract.

Article 61
If Party A does not perform any of its obligations under this Contract, and this non-performance has a significant adverse impact on the construction of Carborundum Project, in addition, Party A does not eliminate the adverse effect or fulfill the compensation obligation, Party B has the right to terminate this Contract. Then Party A shall compensate Party B for its losses resulting from the execution and performance of this Contract.

Article 62
If Party B does not perform any of its obligations under this Contract, and this non-performance has a significant adverse impact on the Object Company after closing date, in addition, Party B does not eliminate the adverse effect or fulfill the compensation obligation, Party A has the right to terminate this Contract. Then Party B shall repay all payments received as per the Contract and shall also compensate Party A for the total losses resulted from the execution and performance of this Contract.

Article 63
During the period from the Contract execution date to the closing date, if Party B commits any act which harms the assets, rights and interests of the Object Company, it shall constitute a breach of the Contract. Party B shall be liable to make compensation to Party A or the Object Company for any damages arising from the breach of the Contract.

Article 64	If Party A does not make the payment of equity interest transfer price according to the deadline as agreed, for each day delay, Party A shall pay 0.5‰ of the delayed amount as late payment fee.

Article 65
If either Party A or Party B violates the obligations under the Contract or the representations and statements are false, or the guarantee responsibilities are not fulfilled, it shall constitute a breach of contract. If the penalty as agreed is not sufficient to cover the financial losses suffered by the abiding party in executing and fulfilling the Contract, the breaching party shall make up the losses suffered by the abiding party.

Chapter XV Force Majeure

Article 66
In case Force Majeure event occurs, the obligations of the affected party and any time period binding on such affected party shall be suspended and extended automatically during the period of the Force Majeure event. In such case, the affected party shall not bear any liability for breach of the Contract as provided in the Contract.

Article 67
The Party alleging the occurrence of a Force Majeure event shall inform the other Party in writing within seven (7) days after the Force Majeure event, and shall provide sufficient evidence issued by competent authority proving the occurrence and the continuation of the Force Majeure event occurs. The party alleging Force Majeure shall, to the best of its ability, eliminate the adverse effect of the Force Majeure event on the fulfillment of the Contract.

Chapter XVI Disputes Settlement

Article 68
If the Parties have disputes arising from the Contract and the dispute cannot be resolved through friendly consultation, any Party may submit the dispute to China International Economic and Trade Arbitration Commission (hereinafter referred to as “CIETAC”) for arbitration in Beijing pursuant to the effective CIETAC arbitration rules at the time of arbitration.

Article 69	The arbitration award issued by CIETAC shall be final and binding on each party.

Chapter XVII Applicable Law

Article 70
The establishment, validity, interpretation and implementation of this Contract shall be governed and bound by the laws and regulations of the PRC. In the event the laws of the PRC do not have provision on a certain issue relating to this Contract, a reference shall be made to the general international commercial practice.

Chapter XIX Miscellaneous

Article 71	Amendment

Any amendment to the Contract is only effective upon the execution of written document by both Parties. If the amendment is only effective upon approval by relevant administrative departments according to Chinese laws, it shall be approved by such competent administrative departments.

Article 72	Severability

The invalidity of any article in this Contract shall not affect the validity of other articles in this Contract.

Article 73	Language

The Contract is written and executed in Chinese and English. If there is any discrepancy between the Chinese and English version, Chinese version shall prevail.

Article 74	The Contract has six copies in duplicate. Each party keeps two copies. The other two copies shall be submitted for approval.

Article 75	The Contract shall be effective upon seals of both parties.

Article 76	Notification

76.1
Any notice sent by one party to the other party shall be via express mail service. All notices shall be deemed to have been served on the fifth day after the date (subject to the postal seal) when the notices are sent to the correspondence address specified in the Contract. If the date of actual receipt is earlier than the said date, the date of actual receipt shall be the date of receipt.

76.2	All notices and correspondences shall be sent to the following addresses unless the other party gives written notice to update such addresses.

Party A’s correspondence address:

Phoneæ

Faxæ

Addresseeæ

Party B’s correspondence address: Bai Sheng Graden, No. 36 Xin Hua South Road, Urumqi City, Xinjiang; post code 830004.

Phone: 13999966895

Addressee: Gao Zhigang

Execution page follows

[No text on this page, for signatures only]

Party A C3 Capital, Limited

Authorized representative:

Date:

Party B Gao Zhigang

Authorized representative:

Date: